SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                         Angiotech Pharmaceuticals Inc.
                                (Name of Issuer)


                               Exchangeable Shares
                         (Title of Class of Securities)


                                    034918102
                                 (CUSIP Number)


                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 034918102                   13G                     Page 2 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RBC Global Investment Management Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER

                   290,900
NUMBER OF     __________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      818,825
REPORTING     __________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   290,900
              __________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   818,825
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,109,725
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign Investment Adviser which received SEC no-action relief to file on
     Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 034918102                   13G                     Page 3 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Royal Trust Company
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     __________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      820,300
REPORTING     __________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              __________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   820,300
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     820,300
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign Trust Company which received SEC no-action relief to file on
     Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

           Angiotech Pharmaceuticals Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           Angiotech Pharmaceuticals Inc.
           6660 NW Marine Drive
           Vancover, BC
           Canada, AI V6T 1Z4

Item 2(a). Name of Person Filing:

           1.  RBC Global Investment Management Inc. ("RBC GIM")
           2.  The Royal Trust Company ("RT")

Item 2(b). Address of Principal Business Office or, if None,
           Residence:

           1.  RBC Global Investment Management Inc.
               Royal Trust Tower
               77 King Street West, Suite 3800
               Toronto, Ontario  M5K 1H1

           2.  The Royal Trust Company
               Royal Trust Tower, P.O. Box 7500, Station A
               77 King Street West, 6th Floor
               Toronto, Ontario  M5W 1P9


Item 2(c). Citizenship:
           Canada

Item 2(d). Title of Class of Securities:
           Exchangeable Shares

Item 2(e). CUSIP Number:
           034918102

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        1. RBC Global Investment Management Inc. is a Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

        2. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.


Item 4. Ownership.

      (a)  Amount beneficially owned:

           1.  RBC GIM - 1,109,725
           2.  RT      - 820,300

      (b) Percent of class:

           1.  RBC GIM - 7.1%
           2.  RT      - 5.2%

      (c) Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote

                 RBC GIM - 290,900

           (ii)  Shared power to vote or to direct the vote
                 1. RBC GIM - 818,825
                 2. RT      - 820,300

           (iii) Sole power to dispose or to direct the disposition of

                 RBC GIM - 290,900

           (iv)  Shared power to dispose or to direct the disposition of

                 1.  RBC GIM - 818,825
                 2.  RT      - 820,300

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

      N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

1. RBC Global Investment Management Inc. ("RBC GIM") is a foreign investment advisor. Accounts managed on a discretionary basis by RBC GIM are known to have the right to receive or have the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities.

2. The Royal Trust Company, a foreign Trust Company which has received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of its status as trustee and/or as principal.

Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent
        Holding Company.

     N/A

Item 8. Identification and Classification of Members of the Group.

     N/A

Item 9. Notice of Dissolution of Group.

     N/A

Item 10. Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                             SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 14, 2003
                             ------------------------------
                                        (Date)


                             /s/ Frank Lippa
                             -----------------------------
                                      (Signature)


                             Frank Lippa, Vice President
                             C.F.O. & C.O.O.
                             RBC Global Investment Management Inc.
                             -------------------------------------
                                     (Name/Title)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 14, 2003
                              -----------------------------
                                         (Date)


                              /s/ Frank Lippa
                              -----------------------------
                                       (Signature)


                              Frank Lippa,
                              Authorized Signatory
                              The Royal Trust Company
                              -----------------------------
                                      (Name/Title)